EXHIBIT 99.2

MIDAMERICAN ENERGY HOLDINGS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed combined consolidated statements of operations are based on the historical consolidated statements of operations of MidAmerican Energy Holdings Company (‘‘MEHC’’) and PacifiCorp after giving effect to the $5.1 billion acquisition of PacifiCorp by MEHC (the ‘‘Pro Forma Transaction’’) using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations.

Under the purchase method of accounting, MEHC's cost to acquire PacifiCorp was preliminarily allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values as of March 21, 2006, the closing date of the acquisition. The excess of purchase price, including outside fees and costs incurred in connection with the acquisition over the preliminary estimated fair values of the net assets acquired and liabilities assumed was classified as goodwill. PacifiCorp’s operations are regulated and are accounted for pursuant to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation (“SFAS 71”). Under the rate setting and recovery provisions currently in place for these regulated operations, which provide revenue derived from cost, significant differences between the fair values of the individual tangible and intangible assets and liabilities and their carrying values were recorded with an offset to regulatory assets and liabilities. The following table summarizes the preliminary estimated fair value of assets acquired and liabilities assumed as of the acquisition date (in millions):

Preliminary
Fair Value

Current assets, including cash and cash equivalents of $182.5	$1,115.3
Properties, plants and equipment, net	10,050.9
Goodwill	1,074.3
Regulatory assets	1,398.2
Other non-current assets	659.5
Current liabilities, including short-term debt of $184.4 and current portion of long-term debt of $220.6	(1,255.8)
Regulatory liabilities	(816.3)
Pension and postretirement obligations	(826.8)
Subsidiary and project debt, less current portion	(3,762.3)
Deferred income taxes	(1,681.9)
Other non-current liabilities	(834.9)
Net assets acquired	$5,120.2

Given the size and timing of the acquisition, the fair values set forth above are preliminary and are subject to adjustment as additional information is obtained. When finalized, adjustments to goodwill may result. MEHC management may identify additional assets and liabilities as part of the definitive allocation process, which may adversely impact future earnings of the combined company, but are not expected to impact cash flows. Refer to Note 2 to the unaudited consolidated financial statements included in MEHC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, for additional discussion regarding the allocation of purchase price.

The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2005 and the quarter ended March 31, 2006, give effect to the Pro Forma Transaction as though it occurred on January 1, 2005. The unaudited pro forma condensed combined consolidated statements of operations include estimates of potential adjustments for events that are (a) directly attributable to the Pro Forma Transaction, (b) factually supportable, and (c) expected to have a continuing impact on MEHC's results following the Pro Forma Transaction.

The fiscal year ends of MEHC and PacifiCorp are December 31 and March 31, respectively. The historical financial information of MEHC for the year ended December 31, 2005, and the quarter ended March 31, 2006, has been derived from its audited and unaudited consolidated financial statements and notes thereto. The historical financial information of PacifiCorp for the year ended December 31, 2005, and the quarter ended March 31, 2006, has been derived from the unaudited consolidated financial statements of PacifiCorp for the nine months ended December 31, 2005 and 2004, and the audited consolidated financial statements for the years ended March 31, 2006 and 2005.

These unaudited pro forma condensed combined consolidated statements of operations should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined consolidated statements of operations, (ii) the separate audited historical financial statements of MEHC and notes thereto for the year ended December 31, 2005, included in MEHC’s Annual Report on Form 10-K for the year ended December 31, 2005, (iii) the separate unaudited historical financial statements of MEHC and notes thereto for the fiscal quarter ended March 31, 2006, included in MEHC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, (iv) the separate unaudited historical financial statements and related notes thereto of PacifiCorp for the nine-month periods ended December 31, 2005 and 2004, included in PacifiCorp’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005, and (v) the separate audited historical financial statements of PacifiCorp and notes thereto for the years ended March 31, 2006 and 2005, included in PacifiCorp’s Annual Report on Form 10-K for the year ended March 31, 2006.

These unaudited pro forma condensed combined consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of what the combined company's operating results actually would have been had the acquisition been completed on the date indicated. In addition, the unaudited pro forma condensed combined consolidated statements of operations do not purport to project the future operating results of the combined company.

MIDAMERICAN ENERGY HOLDINGS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(in millions)

		PacifiCorp Historical
	MEHC Historical	Three-months Ended 3/31/05	Nine-months Ended 12/31/05	As Adjusted	Pro Forma Adjustments		Total
Operating revenue	$7,115.5	$622.8	$2,667.1	$3,289.9	$(2.5)	(b)	$10,402.9
Costs and expenses:
Cost of sales	3,284.9	58.8	997.0	1,055.8	(2.5)	(b)	4,338.2
Operating expense and other	1,693.7	247.5	813.2	1,060.7	—		2,754.4
Depreciation and amortization	608.2	110.2	335.6	445.8	—		1,054.0
Total costs and expenses	5,586.8	416.5	2,145.8	2,562.3	(2.5)		8,146.6
Operating income	1,528.7	206.3	521.3	727.6	—		2,256.3
Other income (expense):
Interest expense, net of amounts capitalized	(874.3)	(62.5)	(189.1)	(251.6)	(9.9)	(c)	(1,136.1)
					(0.3)	(d)
Interest and dividend income	58.1	1.5	7.1	8.6	3.1	(e)	69.8
Other income (expense)	52.4	(1.1)	3.4	2.3	9.9	(c)	64.6
Total other income (expense)	(763.8)	(62.1)	(178.6)	(240.7)	2.8		(1,001.7)
Income from continuing operations before income tax expense, minority interest and preferred dividends of subsidiaries and equity income	764.9	144.2	342.7	486.9	2.8		1,254.6
Income tax expense	244.7	56.6	129.1	185.7	1.1	(f)	431.5
Minority interest and preferred dividends of subsidiaries	16.0	0.5	1.6	2.1	—		18.1
Income from continuing operations before equity income	504.2	87.1	212.0	299.1	1.7		805.0
Equity income	53.3	—	—	—	—		53.3
Income from continuing operations	$557.5	$87.1	$212.0	$299.1	$1.7		$858.3

The accompanying notes are an integral part of these unaudited pro forma financial statements.

MIDAMERICAN ENERGY HOLDINGS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED MARCH 31, 2006
(in millions)

	MEHC Historical			PacifiCorp Historical
	Three- months Ended 3/31/2006	Pro Forma Adjustments(a)	As Adjusted	Fiscal Year Ended 3/31/2006	Nine-months Ended 12/31/2005	As Adjusted	Pro Forma Adjustments		Total
Operating revenue	$2,054.6	$(76.5)	$1,978.1	$3,896.7	$2,667.1	$1,229.6	$(0.7)	(b)	$3,207.0
Costs and expenses:
Cost of sales	954.1	(6.5)	947.6	1,545.1	997.0	548.1	(0.7)	(b)	1,495.0
Operating expense and other	450.0	(34.2)	415.8	1,111.3	813.2	298.1	—		713.9
Depreciation and amortization	188.0	(13.3)	174.7	448.3	335.6	112.7	—		287.4
Total costs and expenses	1,592.1	(54.0)	1,538.1	3,104.7	2,145.8	958.9	(0.7)		2,496.3
Operating income	462.5	(22.5)	440.0	792.0	521.3	270.7	—		710.7
Other income (expense):
Interest expense, net of amounts capitalized	(217.1)	7.7	(209.4)	(247.5)	(189.1)	(58.4)	(6.4)	(c)	(274.3)
							(0.1)	(d)
Interest and dividend income	15.3	(0.2)	15.1	9.5	7.1	2.4	0.8	(e)	18.3
Other income (expense)	121.7	(1.2)	120.5	6.1	3.4	2.7	6.4	(c)	129.6
Total other income (expense)	(80.1)	6.3	(73.8)	(231.9)	(178.6)	(53.3)	0.7		(126.4)
Income from continuing operations before income tax expense, minority interest and preferred dividends of subsidiaries and equity income	382.4	(16.2)	366.2	560.1	342.7	217.4	0.7		584.3
Income tax expense	131.2	(6.0)	125.2	199.4	129.1	70.3	0.3	(f)	195.8
Minority interest and preferred dividends of subsidiaries	4.0	—	4.0	2.1	1.6	0.5	—		4.5
Income from continuing operations before equity income	247.2	(10.2)	237.0	358.6	212.0	146.6	0.4		384.0
Equity income	1.8	—	1.8	—	—	—	—		1.8
Income from continuing operations	$249.0	$(10.2)	$238.8	$358.6	$212.0	$146.6	$0.4		$385.8

The accompanying notes are an integral part of these unaudited pro forma financial statements.

MidAmerican Energy Holdings Company
Notes to Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

1.    Basis of Presentation

On March 21, 2006, a wholly-owned subsidiary of MidAmerican Energy Holdings Company (“MEHC”) acquired 100% of the common stock of PacifiCorp, a regulated electric utility providing service to approximately 1.6 million customers in California, Idaho, Oregon, Utah, Washington and Wyoming from a wholly-owned subsidiary of Scottish Power plc ("ScottishPower") for a cash price of approximately $5.1 billion. The long-term debt and preferred stock of PacifiCorp, which aggregated to approximately $4.2 billion at March 21, 2006, remained outstanding following completion of the PacifiCorp acquisition. MEHC funded the acquisition of PacifiCorp with the proceeds from the sale of $5.074 billion of MEHC common stock to Berkshire Hathaway and $35.5 million of MEHC common stock to other shareholders (collectively, the ‘‘New Equity Investment’’).

The total estimated purchase price of the acquisition and the excess of the purchase price over the book values of the assets acquired and liabilities assumed, as of March 21, 2006, is as follows (in millions):

New Equity Investment	$5,109.5
Direct transaction costs(1)	10.7
Total estimated purchase price	5,120.2
Less: Book value of PacifiCorp's assets to be acquired and liabilities to be assumed	(3,996.0)
Post-closing receivable(2)	(49.9)
Estimated excess of the purchase price over book value as of March 21, 2006	$1,074.3

(1)	The direct transaction costs consist principally of investment banker commissions and outside legal and accounting fees and expenses.

(2)
Pursuant to the terms of the Stock Purchase Agreement, as amended, ScottishPower is required to pay MEHC $4.0 million per year for 25 years after the closing date of the acquisition. A discounted asset of $49.9 million, assuming a 6.25% discount rate, was recognized in respect of the contractual receivable.

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, was allocated to PacifiCorp’s net tangible and identified intangible assets acquired and liabilities assumed based on their preliminary estimated fair values as of March 21, 2006, the closing date of the acquisition. The excess of the purchase price over the book value of the net assets acquired and liabilities assumed totaling $1.1 billion, is classified as goodwill in MEHC’s consolidated balance sheet. In accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually. In the event that management determines that the value of goodwill has become impaired, the combined company may incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Statement of Financial Accounting Standard No. 141, Business Combinations (“SFAS 141”) requires that the total purchase price be allocated to PacifiCorp’s net tangible and identified intangible assets acquired and liabilities assumed based on their preliminary estimated fair values as of the acquisition date. PacifiCorp’s operations are regulated and are accounted for pursuant to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation (“SFAS 71”). Under the rate setting and recovery provisions currently in place for these regulated operations, which provide revenue derived from cost, significant differences between the fair values of the individual tangible and intangible assets and liabilities and their carrying values were recorded with an offset to regulatory assets and liabilities. Given the size and timing of the acquisition, the fair values are preliminary and are subject to adjustment as additional information is obtained. When finalized, adjustments to goodwill may result. MEHC management may identify additional assets and liabilities as part of the definitive allocation process, which may adversely impact future earnings of the combined company, but are not expected to impact cash flows. Refer to Note 2 to the unaudited consolidated financial statements included in MEHC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, for additional discussion regarding the allocation of purchase price.

MEHC has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that a pre-acquisition related loss had been incurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Certain transition activities will occur as PacifiCorp is integrated into MEHC. Costs, consisting primarily of employee termination activities, will be incurred associated with such transition activities. MEHC is in the process of finalizing these plans and expects to execute these plans over the next several months. In accordance with Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”), the finalization of certain integration plans will result in adjustments to the purchase price allocation for the acquired assets and assumed liabilities of PacifiCorp. Severance costs accrued pursuant to EITF 95-3 totaled $8.8 million at March 31, 2006. Transition costs that do not meet the criteria in EITF 95-3 are expensed in the period incurred.

2.    Pro Forma Adjustments

The pro forma adjustments reflect the elimination of intercompany transactions and accounts.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had MEHC and PacifiCorp filed consolidated income tax returns during the periods presented.

(a)    Represents the pro forma adjustment to eliminate PacifiCorp’s earnings recognized by MEHC from March 21, 2006, the closing date of the acquisition, through March 31, 2006.

(b)    Represents the elimination of the intercompany transactions and accounts between PacifiCorp and Intermountain Geothermal Company. Intermountain Geothermal Company, a wholly-owned subsidiary of MEHC at the time of the closing of the acquisition, provides steam under contract to PacifiCorp. In March 2006, subsequent to the acquisition of PacifiCorp, MEHC contributed the shares of Intermountain Geothermal Company to PacifiCorp.

(c)    Represents the pro forma adjustment to reclassify equity allowance for funds used during construction to conform to MEHC’s historical presentation.

(d)    Represents the pro forma adjustment to record interest expense on incremental short-term borrowings on transaction costs.

(e)    Pursuant to the terms of the Stock Purchase Agreement, as amended, ScottishPower is required to pay MEHC $4.0 million per year for 25 years after the closing date of the acquisition. A discounted asset of $49.9 million, assuming a 6.25% discount rate, was recognized in respect of the contractual receivable. This amount represents the pro forma adjustment to record interest income on the post-closing payment receivable.

(f)    Represents the pro forma tax effect of the above adjustments determined based on an estimated statutory tax rate of 40%. This estimate could change based on changes in the applicable tax rates and finalization of the combined company's tax position.